Exhibit (a)(5)

Elevai Labs Inc. Commences Offer to Exchange Up to 15,000,000 shares of Common Stock For Shares of Non Tradable. Locked Up Series B Preferred Stock

NEWPORT BEACH, Calif., Oct. 4, 2024 (GLOBE NEWSWIRE) — Elevai Labs, Inc. (NASDAQ: ELAB) (“Elevai” or the “Company”), a leader in medical aesthetics, today announced the commencement of an offer to exchange up to 15,000,000 shares of its currently issued and outstanding common stock, par value $0.0001 per share (the “Common Stock”) for up to 15,000,000 shares of the Company’s newly issued Series B Preferred Stock (“Series B Preferred Stock”), with each share of Common Stock being exchangeable in for one share of Series B Preferred Stock. A stockholder who desires to tender Common Stock in this offering must tender all of such stockholder’s Common Stock. The exchange offer will expire at the end of the day, 5:00 P.M., New York City Time, on November 5, 2024, unless extended or withdrawn.

The exchange offer will be upon the terms and subject to the conditions set forth in the Offer to Exchange, dated October 4, 2024 (as amended and supplemented from time to time, the “Offer to Exchange”) and the related Offer materials (as amended and supplemented from time to time, the “Offer Documents”). The terms of the exchange offer set forth in this press release are just a summary and are qualified in their entirety by the Offer to Exchange and Schedule TO filed with the Securities and Exchange Commission on October 4, 2024.

About Elevai Labs, Inc.

Elevai Labs Inc. (NASDAQ: ELAB) specializes in medical aesthetics and biopharmaceutical drug development, focusing on innovations for skin aesthetics and treatments tied to obesity and metabolic health. The Company operates a diverse portfolio of three wholly owned subsidiaries across the medical aesthetics and biopharmaceutical sectors, Elevai Skincare Inc., Elevai Biosciences Inc., and Elevai Research Inc. For more information please visit www.elevailabs.com.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Words such as “believes,” “expects,” “plans,” “potential,” “would” and “future” or similar expressions such as “look forward” are intended to identify forward-looking statements. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy, activities of regulators and future regulations and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Although the Company believes that the expectations expressed in these forward-looking statements are reasonable, it cannot assure you that such expectations will turn out to be correct, and the Company cautions investors that actual results may differ materially from the anticipated results. Therefore, you should not rely on any of these forward-looking statements. These and other risks are described more fully in Elevai’s filings with the Securities and Exchange Commission (“SEC”), including the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC on March 29, 2024, and its other documents subsequently filed with or furnished to the SEC. Investors and security holders are urged to read these documents free of charge on the SEC’s web site at www.sec.gov. All forward-looking statements contained in this press release speak only as of the date on which they were made. Except to the extent required by law, the Company undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

IR Contact:

IR@ElevaiLabs.com